UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
__________________________________

Date of Report (Date of earliest event reported): June 14, 2017
SAEXPLORATION HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)
001-35471 (Commission file number)
27-4867100 (IRS Employer Identification No.)
1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079 (Address of principal executive offices) (Zip Code)
(281) 258-4400 (Company's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14(d)-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2017, the Board of Directors (the “Board”) of SAExploration Holdings, Inc. (the “Company”) determined that the entire amount of the cash performance awards for 2016 payable to Jeff Hastings, the Company’s Chief Executive Officer and Chairman of the Board of Directors, Brian Beatty, the Company’s Chief Operating Officer, and Brent Whiteley, the Company’s Chief Financial Officer, General Counsel and Secretary, under their respective Amended and Restated Employment Agreements with the Company dated August 3, 2016, will be paid by the Company in cash. It was previously anticipated that 33.33% of such awards ($321,029, $321,029 and $172,569 for Messrs. Hastings, Beatty and Whiteley, respectively) would be settled in equity of the Company. As a result, Messrs. Hastings, Beatty and Whiteley will receive, all in cash, total cash performance awards for 2016 of $963,087, $963,087 and $517,707, respectively.
Item 8.01. Other Events.
On June 15, 2017, the Board appointed Michael Faust as the lead independent director of the Board. Mr. Faust has served as a director of the Company and as a member of the Audit Committee of the Board since his appointment to the Board on January 11, 2017.

The lead independent director's responsibilities include, but are not limited to, (a) coordinating the activities of the independent directors, (b) setting the agenda for Board meetings in coordination with the Company’s executive management, (c) chairing executive sessions of the independent directors of the Board, and (d) performing such other duties as are assigned to him from time to time by the Board.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 16, 2017            SAExploration Holdings, Inc.

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary